Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 1st Quarter Cash Distribution
     DALLAS, TEXAS, February 20, 2007—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.690690 per unit. The distribution will be payable March 9, 2007 to unitholders of record on March 1, 2007, according to the Trustee, Bank of America, N.A.
     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from October 1, 2006 to December 31, 2006. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately .9 billion cubic feet (“bcf”) during this period compared to .9 bcf in the previous quarter. Prices for this quarter to the trust averaged $6.65 per mcf compared to $6.69 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     On November 1, 2006, Dominion Resources, Inc. announced that it will pursue the sale of most of its oil and natural gas exploration and productions assets. The assets which would be sold include the assets of Dominion Resources, Inc., including its interests in the underlying properties which are burdened by the Trusts’ royalty interests. The trust would continue to have its clear ownership in the underlying properties and such sale would not affect that ownership. It is unclear at the present time whether or when such a sale might take place or if it would involve a sale by Dominion Resources, Inc. of its interests in the underlying properties or a sale by Dominion Resources of its equity ownership interests.
     The 2006 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2006 Tax Information booklet will be posted on the Trust website by March 1st.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548